                 NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARIES
                       Statements of Consolidated Income
                          Period Ended June 30, 1997
       (expressed in millions, rounded to hundred thousands of dollars)
                      (Unaudited, subject to adjustment)
                                                         Quarter      Six Months
                                                         -------      ----------

Operating revenue                                 $577.6     $1,215.8
                                                  ------     --------

Operating expenses:
   Fuel for generation                              85.8        185.1
   Purchased electric energy                       127.2        271.7
   Other operation                                 141.1        265.0
   Maintenance                                      39.5         70.5
   Depreciation and amortization                    59.1        125.1
   Taxes, other than income taxes                   36.2         76.0
   Income taxes                                     22.1         60.8
                                                  ------     --------
       Total operating expenses                    511.0      1,054.2
                                                  ------     --------
       Operating income                             66.6        161.6

Other income:
   Equity in income of generating companies          2.4          5.1
   Other income (expense), net                      (3.1)        (4.8)
                                                  ------     --------
       Operating and other income                   65.9        161.9
                                                  ------     --------

Interest:
   Interest on long-term debt                       26.8         54.3
   Other interest                                    3.8          7.6
   Allowance for borrowed funds used
    during construction                              (.4)        (1.0)
                                                  ------     --------
       Total interest                               30.2         60.9
                                                  ------     --------

Income after interest                               35.7        101.0

Preferred dividends of subsidiaries                  1.8          3.6
Minority interests                                   1.7          3.3
                                                  ------     --------

       Net income                                 $ 32.2     $   94.1
                                                  ======     ========
